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                                                                    EXHIBIT 10.9


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAW.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR INDEBTEDNESS AS DEFINED IN THE SUBORDINATION AGREEMENT (AS DEFINED HEREIN).

                          BEASLEY FM ACQUISITION CORP.

                               PURCHASE PRICE NOTE

$24,545,566.53                                                August 11, 1994


          BEASLEY FM ACQUISITION CORP., a Delaware corporation ("Payor"), for value received, promises to pay to the order of BEASLEY BROADCASTING OF PHILADELPHIA, INC. ("Payee") the principal amount of Twenty-Four Million Five Hundred Forty-Five Thousand Five Hundred Sixty-Six and 53/100 Dollars ($24,545,566.53), together with interest on the unpaid principal balance thereof, calculated and payable as set forth below. The principal and interest on this Note are payable to the Payee in lawful money of the United States of America at the offices of Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 33940, or such other place in the United States as the Payee may from time to time designate in writing.

     1.   Payment of Principal and Interest.

          1.1 Interest. This Note shall accrue interest (computed on the basis of a 365-day year for the actual number of days elapsed) at the rate of 7.67 percent per annum, compounded annually, commencing on the date hereof.

          1.2 Payment of Principal. The unpaid principal balance of this Note, together with accrued but unpaid interest thereon, shall be due and payable on the tenth anniversary of the date hereof.


          1.3 Optional Prepayment. Payor may, from time to time, without premium or penalty, pay all or any portion of the principal balance or interest accrued thereon prior to the date on which such amounts become due and payable. Any prepayment shall be applied, first, to accrued but unpaid interest and, second, to principal. Prepayments shall not excuse or defer Payor's obligation to continue to make any other required payments when due until the principal balance of this Note and accrued interest thereon is paid in full.

          2. Events of Default. The following shall constitute "Events of Default" under this Note:



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                   (a)  Failure by Payor to make any payment required under this
      Note when the same shall become due and payable (whether at maturity, by acceleration or otherwise) and the continuation of such failure for a period of five (5) Business Days; provided, however, failure to make any payment required to be made hereunder shall not constitute an Event of Default if such payment is prohibited under the Subordination Agreement
      (as defined below); or

                   (b) There shall have occurred in respect of Payor an event which would constitute an Event of Default under Section 9.01(f) of the Credit Agreement (as defined in the Subordination Agreement).

          If an Event of Default specified in Section 2(a) shall have occurred and be continuing, Payee by notice in writing to Payor of which Payee has been notified in writing prior to the date of such notice (the "Acceleration Notice"), may declare the entire principal amount of this Note immediately due and payable. If an Event of Default specified in Section 2(b) hereof occurs, the principal amount of, and accrued interest on, this Note shall become due and payable immediately without any declaration or other act on the part of the Payee.

          If any Event of Default shall have occurred and be continuing, Payee may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Note or in aid of the exercise of any power granted to Payee under this Note.

     3. Subordination. This Note is subject to the terms and provisions of that certain Amended and Restated Subordination Agreement dated as of the date hereof among Payor, Payee, George G. Beasley and NationsBank of Texas, N.A. (the "Subordination Agreement") and is subordinated to interests of the Senior Lender (as defined therein) to the extent set forth therein. Nothing contained in this
Section 3 or the Subordination Agreement is intended to or shall impair the obligation of Payor, which is absolute and unconditional, to pay to Payee the principal of and interest on this Note or is intended to or shall affect the relative rights of Payee and the creditors of Payor other than NationsBank of Texas, N.A., individually and in its role as Administrative Lender in connection with Credit Agreement (as defined in the Subordination Agreement).

     4.   Miscellaneous

          4.1 Section Headings. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

          4.2 Amendment and Waiver. No provision of this Note may be amended or waived unless Payor shall have obtained the written agreement of Payee. No failure or delay in exercising


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any right, power or privilege hereunder, shall imply or otherwise operate as a waiver of any rights of Payee nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

          4.3 Successors, Assigns and Transferors. The obligations of Payor and Payee under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and Payee, and their respective successors and permitted assigns, whether or not so expressed.

          4.4 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

          4.5 Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to Payor from the holder of this Note, and upon surrender or cancellation of this
Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

          4.6 Waiver of Presentment, Etc. Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other notices are hereby expressly waived by the Payor.

          4.7 Usury. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the maximum rate legally enforceable, which in no event shall exceed the rate otherwise provided for in this Note.

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          IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date first above written.

                                 BEASLEY FM ACQUISITION CORP.


                                 BY: /s/ SIMON T
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                                    Name: Simon T
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                                    Title:    President/Assistant Secretary
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